Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273837

CAZ STRATEGIC OPPORTUNITIES FUND
(the “Fund”)

Class A Shares, Class D Shares, Class E Shares, Class F Shares, Class I Shares and Class R Shares

Supplement dated August 11, 2025 to the
Prospectus and Statement of Additional Information (“SAI”)
dated July 29, 2025

This supplement updates certain information contained in the Prospectus and SAI effective as of October 31, 2025 (or at such earlier or later date as determined by an officer of the Fund) (the “Effective Date”). Please review this important information carefully.

The Board of Trustees of the Fund (the “Board”) recently considered and approved the adoption of a fundamental policy that the Fund will operate as an interval fund pursuant to Rule 23c-3 of the Investment Company Act of 1940, as amended, by conducting quarterly repurchase offers for no less than 5% and no more than 25% of the Fund’s shares outstanding effective as of the Effective Date. The Board also authorized the Fund to offer each class of shares on a daily basis and calculate its net asset value (“NAV”) on a daily basis as of the Effective Date. The Fund also revised the investment minimums for certain classes of its shares as set forth below.

As of the Effective Date, the following changs are made to the Prospectus and SAI, as applicable:

1.	All references to monthly share offerings and monthly NAV calculations are revised to reflect that the Fund offers an unlimited number of shares on a continuous basis and calculates its NAV daily.

2.	The following replaces the first paragraph on the cover page of the Prospectus:

The CAZ Strategic Opportunities Fund (the “Fund”) is a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end management investment company. The fund operates as an interval fund pursuant to Rule 23c-3 of the 1940 Act.

3.	The following replaces the disclosure included in the “Unlisted Closed-End Fund,” “Securities Offered” and “Risk Factors” Sections on the cover page of the Prospectus:

Interval Fund. The Fund is designed primarily for long-term investors and not as a trading vehicle. The Fund is an “interval fund” (defined below) pursuant to which it, subject to applicable law, will conduct quarterly repurchase offers for between 5% and 25% of the Fund’s outstanding Shares at net asset value, or “NAV” (minus any applicable early repurchase fee). In connection with any given repurchase offer, it is expected that the Fund will offer to repurchase the minimum amount of 5% of its outstanding Shares. It is possible that a repurchase offer may be oversubscribed, with the result that the holders of Shares (the “Shareholders”) may only be able to have a portion of their Shares repurchased. The Fund does not currently intend to list its Shares for trading on any national securities exchange. The Shares are, therefore, not readily marketable. Even though the Fund will make quarterly repurchase offers to repurchase a portion of the Shares to seek to provide liquidity to Shareholders, you should consider the Shares to be illiquid. The Fund will make repurchase offers in the months of March, June, September and December. See “Repurchases of Shares.”

An investment in the Fund is subject to, among others, the following risks:

•	There is not expected to be any secondary trading market in the Shares (as defined herein).

•	Shareholders should not expect to be able to sell their Shares regardless of how the Fund performs. An investment in the Fund is considered illiquid.

•	Unlike many closed-end funds, the Shares are not listed on any securities exchange. To provide shareholders with limited liquidity, the Fund intends to conduct repurchases of Shares quarterly. The Fund intends to offer to repurchase Shares from shareholders in each quarter in an amount between 5% and 25% of the Fund’s net asset value. See “Summary of Terms – Share Repurchases by the Fund.”

•	The amount of distributions that the Fund may pay, if any, is uncertain.

•	The Fund’s distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Fund for investment. Any capital returned to shareholders through distributions will be distributed after payment of fees and expenses.

•	A return of capital to shareholders is a return of a portion of their original investment in the Fund, thereby reducing the tax basis of their investment. As a result of such reduction in tax basis, shareholders may be subject to tax in connection with the sale of Fund Shares, even if such Shares are sold at a loss relative to the shareholder’s original investment.

Securities Offered. The Fund is offering on a continuous basis an unlimited number of Shares. For Class A Shares, the maximum sales charge is 3.00% of the amount invested. Class D Shares, Class E Shares, Class F Shares, Class I Shares and Class R Shares are not subject to sales charges. The minimum initial investment for Class A Shares, Class D Shares and Class R Shares of the Fund is $2,500, and the minimum subsequent investment for Class A Shares, Class D Shares and Class R Shares of the Fund is $1,000. The minimum initial investment for Class E Shares and Class F Shares is $100,000, and the minimum subsequent investment for the Class E Shares and Class F Shares of the Fund is $10,000. The minimum initial investment for Class I Shares is $1,000,000, and the minimum subsequent investment for Class I Shares of the Fund is $10,000. The Fund reserves the right at its sole discretion to waive the investment minimums at its sole discretion. Shares are being offered through Ultimus Fund Distributors, LLC (the “Distributor”) at an offering price equal to the Fund’s then current NAV per Share plus any applicable sales charge.

Risk Factors. Investing in Shares involves a high degree of risk. See “Types of Investments and Related Risks.” Shares will not be listed on any national securities exchange. Liquidity will be provided by the Fund only through repurchase offers. No shareholder will have the right to require the Fund to redeem its Shares. The Fund is a closed-end investment company operating as an “interval fund” and, as such, has adopted a fundamental policy to make quarterly repurchase offers, at per-class net asset value, of not less than 5% nor more than 25% of the Fund’s outstanding Shares on the repurchase request deadline. If the value of Shares tendered for repurchase exceeds the value the Fund intended to repurchase, the Fund may determine to repurchase less than the full number of Shares tendered. In such event, shareholders will have their Shares repurchased on a pro rata basis, and tendering shareholders will not have all of their tendered Shares repurchased by the Fund. There is no assurance that you will be able to tender your Shares when or in the amount that you desire. See “Non-Listed Closed-End Fund; Liquidity Risks,” “Repurchase Offers Risks,” and “Repurchases of Shares.”

4.	The following replaces the disclosure included in the “Summary—Purchases of Shares” and “Summary—Share Repurchases by the Fund” Sections of the Prospectus:

PURCHASES OF SHARES

The Fund is offering its Shares on a daily basis. Class A Shares are offered at the then-current net asset value per Share as of the date on which the purchase order is accepted, plus any applicable sales load. Class D Shares, Class E Shares, Class F Shares, Class I Shares and Class R Shares are offered at the then-current net asset value per Share as of the date on which the purchase order is accepted. Class D Shares, Class E Shares, Class F Shares, Class I Shares and Class R Shares are offered without a sales load.

The minimum initial investment for Class A Shares, Class D Shares and Class R Shares of the Fund is $2,500, and the minimum subsequent investment for Class A Shares, Class D Shares and Class R Shares of the Fund is $1,000. The minimum initial investment for Class E Shares and Class F Shares of the Fund is $100,000, and the minimum subsequent investment for Class E Shares and Class F Shares of the Fund is $10,000. The minimum initial investment for Class I Shares of the Fund is $1,000,000, and the minimum subsequent investment for Class I Shares of the Fund is $10,000. The Fund reserves the right to waive investment minimums at its sole discretion.

UNLISTED CLOSED-END FUND INTERVAL STRUCTURE; REPURCHASES OF SHARES BY THE FUND

The Fund has been organized as a closed-end management investment company. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis. To meet daily redemption requests, mutual funds are subject to more stringent regulatory limitations than closed-end funds.

To provide some liquidity to Shareholders, the Fund is structured as an “interval fund” and will conduct quarterly repurchase offers for a limited amount of the Fund’s Shares (at least 5%). An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Shares and should be viewed as a long-term investment. See “Other Risks of the Fund — Closed-end Interval Fund; Liquidity Risk.”

The Fund does not currently intend to list its Shares on any securities exchange and does not expect any secondary market for them to develop in the foreseeable future. Accordingly, a Shareholder may not be able to sell its Shares when and/or in the amount that the Shareholder desires. No Shareholder will have the right to require the Fund to repurchase such Shareholder’s Shares or any portion thereof. Shareholders may not exchange their Shares of the Fund for shares of any other registered investment company. Because no public market exists for the Shares, and none is expected to develop in the foreseeable future, Shareholders will not be able to liquidate their investment, other than through the Fund’s share repurchase program, or, in limited circumstances, as a result of transfers of Shares to other investors. Thus, the Shares are appropriate only as a long-term investment. In addition, the Fund’s repurchase offers may subject the Fund and Shareholders to special risks. See “Repurchases of Shares.”

To provide Shareholders with limited liquidity, the Fund is structured as an “interval fund” and intends to conduct quarterly offers to repurchase between 5% and 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), pursuant to Rule 23c-3 under the 1940 Act, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). In connection with any given repurchase offer, it is expected that the Fund will offer to repurchase the minimum amount of 5% of its outstanding Shares. The offer to purchase Shares on a quarterly basis is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). Written notification of each quarterly repurchase offer (the “Repurchase Offer Notice”) is sent to Shareholders at least 21 calendar days and no more than 42 calendar days before the date by which Shareholders can tender their Shares in response to a repurchase offer (the “Repurchase Request Deadline”). The Fund expects to determine the NAV applicable to repurchases no later than the close of regular trading on the New York Stock Exchange (“NYSE”) on a day to be determined but no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day (the “Repurchase Pricing Date”). The Repurchase Pricing Date shall occur no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day. The Fund will distribute payment to Shareholders no later than seven calendar days after the Repurchase Pricing Date. The quarterly repurchase offers will commence in the months of March, June, September and December, and expects to make its initial repurchase offer within two full quarters after the Effective Date, with payment being distributed to Shareholders within the time period discussed above. Repurchases of Shares by the Fund will be paid in cash. See “Repurchases of Shares.”

Any repurchase of Shares from a shareholder that were held for less than one year (on a first-in, first-out basis) will be subject to an “Early Repurchase Fee” equal to 2.00% of the net asset value of any Shares repurchased by the Fund that were held for less than one year. If an Early Repurchase Fee is charged to a shareholder, the amount of such fee will be retained by the Fund.

The Fund has the right to repurchase all of a Shareholder’s Shares at any time if the aggregate value of such Shareholder’s Shares is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund. See “Repurchases of Shares.”

The Board of Trustees, or a committee thereof, in its sole discretion, will determine the number of Shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for a given repurchase offer. The Repurchase Offer Amount, however, will be no less than 5% and no more than 25% of the total number of Shares outstanding on the Repurchase Request Deadline.

If Shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional number of Shares not to exceed 2% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if Shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus 2% of the outstanding Shares on the Repurchase Request Deadline, the Fund will repurchase the Shares on a pro rata basis. See “Repurchases of Shares.”

5.	The “Summary—Unlisted Closed-End Fund Structure; Limited Liquidity” Section of the Prospectus is removed in its entirety.

6.	The following replaces the disclosure included in the “Summary—Risk Factors—Non-Listed Closed-End Fund; Liquidity Risks” Section of the Prospectus:

Non-Listed Closed-End Interval Fund; Liquidity Risks – The Fund is a non-diversified, closed-end management investment company structured as an “interval fund” and designed primarily for long-term investors. The Fund is not intended to be a typical traded investment. There is no secondary market for the Fund’s Shares and the Fund expects that no secondary market will develop. You should not invest in the Fund if you need a liquid investment. Closed-end funds differ from open-end management investment companies, commonly known as mutual funds, in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis at a price based on NAV. Although the Fund, as a fundamental policy, will make quarterly offers to repurchase at least 5% and up to 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), the number of Shares tendered in connection with a repurchase offer may exceed the number of Shares the Fund has offered to repurchase, in which case not all of your Shares tendered in that offer will be repurchased. If Shareholders tender for repurchase more than the repurchase offer amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional number of Shares not to exceed 2% of the outstanding Shares of the Fund on the repurchase request deadline (i.e., the date by which Shareholders can tender their Shares in response to a repurchase offer) (the “Repurchase Request Deadline”). In connection with any given repurchase offer, the Fund may offer to repurchase only the minimum amount of 5% of its outstanding Shares. Hence, you may not be able to sell your Shares when and/or in the amount that you desire.

Daily Valuation Risk. The Fund is offered on a daily basis and calculates a daily NAV per Share. The Adviser seeks to evaluate on a daily basis material information about the Fund’s holdings; however, for the reasons noted herein, the Adviser may not be able to acquire and/or evaluate properly such information on a daily basis. Due to these various factors, the Adviser’s fair value determinations could cause the Fund’s NAV on a valuation day to materially differ from what it would have been had such information been fully incorporated. As a result, investors who purchase Shares may receive more or less Shares and investors who tender their Shares may receive more or less cash proceeds than they otherwise would receive.

7.	The third paragraph under the “Use of Proceeds” Section of the Prospectus is removed in its entirety.

8.	The following replaces the “Types of Investments and Related Risks—Non-Listed Closed-End Fund Structure Risks,” “Types of Investments and Related Risks—Repurchase Offers Risks” and “Types of Investments and Related Risks—Shares Not Listed; No Market for Shares” Sections of the Prospectus:

Closed-end Interval Fund; Liquidity Risk. The Fund is a non-diversified, closed-end management investment company structured as an “interval fund” and designed primarily for long-term investors. The Fund is not intended to be a typical traded investment. There is no secondary market for the Fund’s Shares and the Fund expects that no secondary market will develop. You should not invest in the Fund if you need a liquid investment. Closed-end funds differ from open-end management investment companies, commonly known as mutual funds, in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis at a price based on NAV. Although the Fund, as a fundamental policy, will make quarterly offers to repurchase at least 5% and up to 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), the number of Shares tendered in connection with a repurchase offer may exceed the number of Shares the Fund has offered to repurchase, in which case not all of your Shares tendered in that offer will be repurchased. If Shareholders tender for repurchase more than the repurchase offer amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional number of Shares not to exceed 2% of the outstanding Shares of the Fund on the repurchase request deadline (i.e., the date by which Shareholders can tender their Shares in response to a repurchase offer) (the “Repurchase Request Deadline”). In connection with any given repurchase offer, the Fund may offer to repurchase only the minimum amount of 5% of its outstanding Shares. Hence, you may not be able to sell your Shares when and/or in the amount that you desire.

Repurchase Risks. As described under “Repurchases of Shares,” the Fund is an “interval fund” and, to provide some liquidity to Shareholders, makes quarterly offers to repurchase between 5% and 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), pursuant to Rule 23c-3 under the 1940 Act. The Fund believes that these repurchase offers are generally beneficial to the Fund’s Shareholders, and generally are funded from available cash or sales of portfolio securities. However, the repurchase of Shares by the Fund decreases the assets of the Fund and, therefore, may have the effect of increasing the Fund’s expense ratios. Repurchase offers and the need to fund repurchase obligations may also affect the ability of the Fund to be fully invested or force the Fund to maintain a higher percentage of its assets in liquid investments, which may harm the Fund’s investment performance. Moreover, diminution in the size of the Fund through repurchases may result in untimely sales of portfolio securities, and may limit the ability of the Fund to participate in new investment opportunities. If the Fund uses leverage, repurchases of Shares may compound the adverse effects of leverage in a declining market. In addition, if the Fund borrows money to finance repurchases, interest on that borrowing will negatively affect Shareholders who do not tender their Shares by increasing Fund expenses and reducing any net investment income. Certain Shareholders may from time to time own or control a significant percentage of the Fund’s Shares. Repurchase requests by these Shareholders of their Shares of the Fund may cause repurchases to be oversubscribed, with the result that Shareholders may only be able to have a portion of their Shares repurchased in connection with any repurchase offer. If a repurchase offer is oversubscribed and the Fund determines not to repurchase additional Shares beyond the repurchase offer amount, or if Shareholders tender an amount of Shares greater than that which the Fund is entitled to purchase, the Fund will repurchase the Shares tendered on a pro rata basis, and Shareholders will have to wait until the next repurchase offer to make another repurchase request. Shareholders will be subject to the risk of NAV fluctuations during that period. Thus, there is also a risk that some Shareholders, in anticipation of proration, may tender more Shares than they wish to have repurchased in a particular quarter, thereby increasing the likelihood that proration will occur. The NAV of Shares tendered in a repurchase offer may fluctuate between the date a Shareholder submits a repurchase request and the Repurchase Request Deadline, and to the extent there is any delay between the Repurchase Request Deadline and the Repurchase Pricing Date. The NAV on the Repurchase Request Deadline or the Repurchase Pricing Date may be higher or lower than on the date a Shareholder submits a repurchase request. Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly. See “Repurchases of Shares.”

Substantial Repurchases. Substantial requests for the Fund to repurchase Shares could require the Fund to liquidate certain of its investments more rapidly than otherwise desirable in order to raise cash to fund the repurchases and achieve a market position appropriately reflecting a smaller asset base. This could have a material adverse effect on the net asset value of the Fund. To the extent the Fund obtains repurchase proceeds by disposing of its interest in certain more liquid investments, the Fund will thereafter hold a larger proportion of its assets in illiquid investments. This could adversely affect the ability of the Fund to fund subsequent repurchase requests of shareholders or to conduct future repurchases at all. In addition, substantial repurchases of Shares could result in a sizeable decrease in the Fund’s net assets, resulting in an increase in the Fund’s total annual operating expense ratios.

Daily Valuation Risk. The Fund is offered on a daily basis and calculates a daily NAV per Share. The Adviser seeks to evaluate on a daily basis material information about the Fund’s holdings; however, for the reasons noted herein, the Adviser may not be able to acquire and/or evaluate properly such information on a daily basis. Due to these various factors, the Adviser’s fair value determinations could cause the Fund’s NAV on a valuation day to materially differ from what it would have been had such information been fully incorporated. As a result, investors who purchase Shares may receive more or less Shares and investors who tender their Shares may receive more or less cash proceeds than they otherwise would receive.

9.	The following is added to the “Fund Expenses” Section of the Prospectus:

The Fund may enter into arrangements with one or more financial intermediaries to provide sub-transfer agency and other services associated with Shareholders whose Shares are held of record in omnibus accounts, including platforms that facilitate trading and recordkeeping by financial intermediaries. In return for these services, the Fund pays sub-transfer agency fees to such financial intermediaries. These expenses will be included in “Total Other Expenses” under “Summary of Fees and Expenses—Annual Fund Expenses” in the Summary Information at the beginning of this prospectus.

10.	The following replaces the disclosure in the “Choosing a Share Class” Section of the Prospectus:

The Fund is offering six classes of Shares: Class A, Class D, Class E, Class F, Class I and Class R. Each class of Shares is designed for specific types of investors and has its own fee structure, allowing you to choose the class that best meets your situation. The class that may be best for you depends on a number of factors, including the amount and the length of time that you expect to invest. Not all financial intermediaries make all classes of Shares available to their clients. Third parties making Fund Shares available to their clients determine which Share class(es) to make available.

Class A Shares are available through registered broker-dealers, banks, advisers and other financial institutions. Class A Shares of the Fund are purchased at net asset value, plus an initial sales charge and subject to 12b-1 fees. There is no initial sales charge on purchases of Class A Shares of $5 million or more. Class A Shares are intended for (i) all investors other than retirement plans who meet the investment minimum for Class A Shares, (ii) investors investing through omnibus accounts held by financial intermediaries that charge transaction fees and have entered into arrangements with the Distributor to offer Class A Shares and (iii) employer-sponsored retirement plans held directly at a broker-dealer (that is, outside of a retirement plan recordkeeping platform or third party administrator), subject to all applicable sales charges as described in this Prospectus. Class A Shares have a minimum initial investment requirement of $2,500 and subsequent investment minimum of $1,000 for all accounts.

Class D Shares are available through registered broker-dealers, banks, advisers and other financial institutions. Class D Shares of the Fund are purchased at net asset value, subject to 12b-1 fees. Class D Shares are intended for (i) all investors other than retirement plans who meet the investment minimum for Class D Shares, (ii) investors investing through omnibus accounts held by financial intermediaries that charge transaction fees and have entered into arrangements with the Distributor to offer Class D Shares and (iii) employer-sponsored retirement plans held directly at a broker-dealer (that is, outside of a retirement plan recordkeeping platform or third-party administrator), as described in this Prospectus. Class D Shares have a minimum initial investment requirement of $2,500 and subsequent investment minimum of $1,000 for all accounts.

Class E Shares are offered through specific financial intermediaries who charge such clients a fee for advisory, investment, consulting or similar services or who otherwise offer Class E Shares through a no-load network or platform. Class E Shares have a minimum investment requirement of $100,000 and subsequent investment minimum of $10,000 for all accounts.

Class F Shares are offered (i) through certain financial intermediaries who charge such clients a fee for advisory, investment, consulting or similar services; and (ii) through certain financial intermediaries that have entered into an agreement with the Distributor to offer Class F Shares through a no-load network or platform. Class F Shares have a minimum investment requirement of $100,000 and subsequent investment minimum of $10,000 for all accounts.

Class I Shares are offered (i) through financial intermediaries who charge such clients a fee for advisory, investment, consulting or similar services; (ii) through financial intermediaries that have entered into an agreement with the Distributor to offer Class I Shares through a no-load network or platform; (iii) to institutional investors, which include but are not limited to: family offices and their clients; non-profit organizations, charitable trusts, foundations and endowments; and accounts registered to bank trust departments, trust companies, registered investment advisers and investment companies; and (iv) to current or retired officers, directors and employees (and their spouse (or legal equivalent recognized under state law) and any children under 21) of the Fund, the Adviser to the Fund, and their affiliates. Class I Shares have a minimum investment requirement of $1,000,000 and subsequent investment minimum of $10,000 for all accounts.

Class R Shares are offered (i) through financial intermediaries who charge such clients a fee for advisory, investment, consulting or similar services; (ii) through financial intermediaries that have entered into an arrangement with the Distributor or the Fund to offer Class R Shares through a no-load network or platform; (iii) to institutional investors, which include but are not limited to: family offices and their clients; non-profit organizations, charitable trusts, foundations and endowments; and accounts registered to bank trust departments, trust companies, registered investment advisers and investment companies; and (iv) to current or retired officers, directors and employees (and their spouse (or legal equivalent recognized under state law) and any children under 21) of the Fund, the Adviser to the Fund, and their affiliates. Class R Shares have a minimum investment requirement of $2,500 and subsequent investment minimum of $1,000 for all accounts.

The Fund may waive or lower investment minimums for investors who invest in the Fund through an asset-based fee program made available through a financial intermediary. If your investment is aggregated into an omnibus account established by an investment adviser, broker or other financial intermediary, the account minimums apply to the omnibus account, not to your individual investment. The financial intermediary may also impose minimum requirements that are higher than those set forth in this Prospectus. If you choose to purchase or request repurchases of Shares directly from the Fund, you will not incur charges on repurchases, except for applicable Early Repurchase Fees (as defined herein). However, if you purchase or request repurchases of Shares through a broker-dealer or other financial intermediary, you may be charged a fee by that intermediary.

Information about sales charges, including applicable waivers, breakpoints and discounts to the sales charges, is fully disclosed in this Prospectus, which is available, free of charge, on the Fund’s website at www.cazstrategicopportunitiesfund.com.

11.	The following replaces the disclosure in the “How to Buy Shares—Investment Minimum” Section of the Prospectus:

The minimum initial investment for Class A Shares, Class D Shares and Class R Shares of the Fund is $2,500, and the minimum subsequent investment for Class A Shares, Class D Shares and Class R Shares of the Fund is $1,000. The minimum initial investment for Class E Shares and Class F Shares is $100,000, and the minimum subsequent investment for the Class E Shares and Class F Shares of the Fund is $10,000. The minimum initial investment for Class I Shares is $1,000,000, and the minimum subsequent investment for Class I Shares of the Fund is $10,000. The Fund reserves the right to waive investment minimums at its sole discretion. The Fund may waive or lower investment minimums for investors who invest in the Fund through an asset-based fee program made available through a financial intermediary. If your investment is aggregated into an omnibus account established by an investment adviser, broker or other financial intermediary, the account minimums apply to the omnibus account, not to your individual investment. The financial intermediary may also impose minimum requirements that are higher than those set forth in this Prospectus. If you choose to purchase Shares from or effect repurchase requests directly with the Fund, you will not incur charges on such purchases and repurchases, except for applicable Early Repurchase Fees. However, if you purchase Shares or effect repurchase requests through a broker-dealer or other intermediary, you may be charged a fee by that intermediary.

12.	The following replaces the disclosure in the “Repurchases of Shares” Section of the Prospectus:

REPURCHASES OF SHARES

The Fund does not currently intend to list the Shares on a securities exchange and does not expect a secondary market to develop in the foreseeable future. Accordingly, a Shareholder may not be able to sell its Shares when and/or in the amount that the Shareholder desires. No shareholder will have the right to require the Fund to repurchase or redeem such shareholder’s Shares or any portion thereof. Shareholders are not permitted to transfer their investment from the Fund to any other registered investment company. Because no public market exists for the Shares, and no such market is expected to develop in the foreseeable future, shareholders will not be able to liquidate their investment, other than as a result of repurchases of Shares by the Fund, as described below, or, in limited circumstances, as a result of transfers of Shares to other investors.

Repurchases of Shares

To provide Shareholders with limited liquidity, the Fund is structured as an “interval fund” and intends to conduct quarterly offers to repurchase between 5% and 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), pursuant to Rule 23c-3 under the 1940 Act, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). In connection with any given repurchase offer, it is expected that the Fund will offer to repurchase the minimum amount of 5% of its outstanding Shares. The offer to purchase Shares on a quarterly basis is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). The Repurchase Offer Notice is sent to Shareholders at least 21 calendar days and no more than 42 calendar days before the Repurchase Request Deadline. The Fund expects to determine the NAV applicable to repurchases no later than the Repurchase Pricing Date. The Repurchase Pricing Date shall occur no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day. The Fund will distribute payment to Shareholders no later than seven calendar days after the Repurchase Pricing Date. The quarterly repurchases will commence in the months of March, June, September and December, and expects to make its initial repurchase within two full quarters after the Effective Date, with payment being distributed to Shareholders within the time period discussed above.

Repurchases of Shares by the Fund will be paid in cash.

The Fund also has the right to repurchase all of a Shareholder’s Shares at any time if the aggregate value of such Shareholder’s Shares is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund.

Determination of Repurchase Offer Amount

The Board, or a committee thereof, in its sole discretion, will determine the number of Shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for a given repurchase offer. The Repurchase Offer Amount, however, will be no less than 5% and no more than 25% of the total number of Shares outstanding on the Repurchase Request Deadline.

If Shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the Shares on a pro rata basis. However, the Fund may accept all Shares tendered for repurchase by Shareholders who own less than one hundred Shares and who tender all of their Shares, before prorating other amounts tendered.

Notice to Shareholders

No less than 21 days and more than 42 days before each Repurchase Request Deadline, the Fund shall send to Shareholders or financial intermediaries a notification of its offer to repurchase Shares (“Shareholder Notification”). Financial intermediaries, in turn, are responsible for providing the Shareholder Notification to their respective customers who are Shareholders of the Fund, unless they are otherwise provided by the Fund. The Shareholder Notification will contain information Shareholders should consider in deciding whether to tender their Shares for repurchase. The notice also will include detailed instructions on how to tender Shares for repurchase, state the Repurchase Offer Amount and identify the dates of the Repurchase Request Deadline, the scheduled Repurchase Pricing Date, and the date the repurchase proceeds are scheduled for payment (the “Repurchase Payment Deadline”). The notice also will set forth the NAV that has been computed no more than seven days before the date of notification, and how Shareholders may ascertain the NAV after the notification date. Shareholder Notifications may be transmitted electronically to Shareholders that consent to electronic delivery.

Repurchase Price

The repurchase price of the Shares will be the NAV of the Shares as of the close of regular trading on the NYSE on the Repurchase Pricing Date (minus any applicable early repurchase fee). Any repurchase of Shares from a shareholder which were held for less than one year (on a first-in, first-out basis) will be subject to an “Early Repurchase Fee” equal to 2% of the net asset value of any Shares repurchased by the Fund that were held for less than one year. If an Early Repurchase Fee is charged to a shareholder, the amount of such fee will be retained by the Fund. An Early Repurchase Fee payable by an Investor may be waived by the Fund, in circumstances where the Board of Trustees determines that doing so is in the best interests of the Fund and in a manner as will not discriminate unfairly against any Investor. The notice of the repurchase offer also will provide information concerning the NAV, such as the NAV as of a recent date or a sampling of recent NAVs, and a toll-free number for information regarding the repurchase offer.

Repurchase Amounts and Payment of Proceeds

Shares tendered for repurchase by Shareholders prior to any Repurchase Request Deadline will be repurchased subject to the aggregate Repurchase Offer Amount established for that Repurchase Request Deadline. Payment pursuant to the repurchase offer will be made by check to the Shareholder’s address of record, or credited directly to a predetermined bank account on the Purchase Payment Date, which will be no more than seven days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of Shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

If Shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional number of Shares not to exceed 2% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if Shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus 2% of the outstanding Shares on the Repurchase Request Deadline, the Fund will repurchase the Shares on a pro rata basis. However, the Fund may accept all Shares tendered for repurchase by Shareholders who own less than one hundred Shares and who tender all of their Shares, before prorating other amounts tendered.

With respect to any required minimum distributions from an IRA or other qualified retirement plan in which Shares are held, it is the obligation of the Shareholder to determine the amount of any such required minimum distribution and to otherwise satisfy the required minimum. In the event that Shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund will repurchase the Shares on a pro rata basis, which may result in the Fund not repurchasing the full amount of a required minimum distribution requested by a Shareholder.

Mandatory Repurchases and Redemptions

The Fund may also repurchase and/or redeem Shares of a Shareholder without consent or other action by the Shareholder or other person, in accordance with the terms of its Agreement and Declaration of Trust and subject to the 1940 Act and the rules thereunder, including Rule 23c-2 under the 1940 Act, if the Fund determines that:

●	the Shares have been transferred or have vested in any person other than by operation of law as the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the shareholder or with the consent of the Fund, as described below;

●	ownership of Shares by a shareholder or other person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

●	continued ownership of Shares by a shareholder may be harmful or injurious to the business or reputation of the Fund, the Board, the Adviser or any of their affiliates, or may subject the Fund or any shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

●	any of the representations and warranties made by a shareholder or other person in connection with the acquisition of Shares was not true when made or has ceased to be true; or

●	with respect to a shareholder subject to special laws or compliance requirements, such as those imposed by ERISA, the U.S. Bank Holding Company Act of 1956, as amended or certain Federal Communication Commission regulations (collectively, “Special Laws or Regulations”), the shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold any Shares.

In the event that the Adviser or any of its affiliates hold Shares in the capacity of a shareholder, the Shares may be tendered for repurchase in connection with any repurchase offer made by the Fund. Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly.

Consequences of Repurchase Offers

The Fund is permitted to borrow up to the maximum extent permitted under the 1940 Act to meet repurchase requests.

If the Fund borrows to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their Shares by increasing the Fund’s expenses and reducing any net investment income. There is no assurance that the Fund will be able sell a significant amount of additional Shares so as to mitigate these effects.

These and other possible risks associated with the Fund’s repurchase offers are described under “Other Risks Relating to the Fund — Repurchase Risks” above. In addition, the repurchase of Shares by the Fund will be a taxable event to shareholders. For a discussion of these tax consequences, see “Tax Matters” below and “Taxation” in the Statement of Additional Information.

13.	The following replaces the “Investment Risks—Non-Listed Closed-End; Liquidity Risks” and “Investment Risks—Repurchase Offers Risk” Sections in the SAI:

NON-LISTED CLOSED-END; LIQUIDITY RISKS. The Fund is a non-diversified, closed-end management investment company structured as an “interval fund” and designed primarily for long-term investors. The Fund is not intended to be a typical traded investment. There is no secondary market for the Fund’s Shares, and the Fund expects that no secondary market will develop. You should not invest in the Fund if you need a liquid investment. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) because investors in a closed-end fund do not have the right to redeem their shares on a daily basis at a price based on NAV. Although the Fund, as a fundamental policy, will make quarterly offers to repurchase at least 5% and up to 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), the number of Shares tendered in connection with a repurchase offer may exceed the number of Shares the Fund has offered to repurchase, in which case not all of your Shares tendered in that offer will be repurchased. If Shareholders tender for repurchase more than the repurchase offer amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional number of Shares not to exceed 2% of the outstanding Shares of the Fund on the repurchase request deadline (i.e., the date by which Shareholders can tender their Shares in response to a repurchase offer) (the “Repurchase Request Deadline”). In connection with any given repurchase offer, the Fund may offer to repurchase only the minimum amount of 5% of its outstanding Shares. Hence, you may not be able to sell your Shares when and/or in the amount that you desire.

REPURCHASE RISK. The Fund is an “interval fund” and, to provide some liquidity to shareholders, makes quarterly offers to repurchase between 5% and 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), pursuant to Rule 23c-3 under the 1940 Act. The Fund believes that these repurchase offers are generally beneficial to the Fund’s shareholders, and repurchases generally will be funded from available cash or sales of portfolio securities. However, the repurchase of Shares by the Fund decreases the assets of the Fund and, therefore, may have the effect of increasing the Fund’s expense ratios. Repurchase offers and the need to fund repurchase obligations may also affect the ability of the Fund to be fully invested or force the Fund to maintain a higher percentage of its assets in liquid investments, which may harm the Fund’s investment performance. Moreover, diminution in the size of the Fund through repurchases may result in untimely sales of portfolio securities and may limit the ability of the Fund to participate in new investment opportunities or to achieve its investment objective. If the Fund uses leverage, repurchases of Shares may compound the adverse effects of leverage in a declining market. In addition, if the Fund borrows money to finance repurchases, interest on that borrowing will negatively affect shareholders who do not tender their Shares by increasing Fund expenses and reducing any net investment income. Certain shareholders may from time to time own or control a significant percentage of the Fund’s Shares. Repurchase requests by these shareholders of their Shares of the Fund may cause repurchases to be oversubscribed, with the result that shareholders may only be able to have a portion of their Shares repurchased in connection with any repurchase offer. If a repurchase offer is oversubscribed and the Fund determines not to repurchase additional Shares beyond the repurchase offer amount, or if shareholders tender an amount of Shares greater than that which the Fund is entitled to purchase, the Fund will repurchase the Shares tendered on a pro rata basis, and Shareholders will have to wait until the next repurchase offer to make another repurchase request. Shareholders will be subject to the risk of NAV fluctuations during that period. Thus, there is also a risk that some shareholders, in anticipation of proration, may tender more Shares than they wish to have repurchased in a particular quarter, thereby increasing the likelihood that proration will occur. The NAV of Shares tendered in a repurchase offer may fluctuate between the date a shareholder submits a repurchase request and the Repurchase Request Deadline, and to the extent there is any delay between the Repurchase Request Deadline and the Repurchase Pricing Date. The NAV on the Repurchase Request Deadline or the Repurchase Pricing Date may be higher or lower than on the date a shareholder submits a repurchase request. Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly. See “Repurchases of Shares” in the Prospectus.

SUBSTANTIAL REPURCHASES RISK. Substantial requests for the Fund to repurchase Shares could require the Fund to liquidate certain of its investments more rapidly than otherwise desirable in order to raise cash to fund the repurchases and achieve a market position appropriately reflecting a smaller asset base. This could have a material adverse effect on the net asset value of the Fund. To the extent the Fund obtains repurchase proceeds by disposing of its interest in certain more liquid investments, the Fund will thereafter hold a larger proportion of its assets in illiquid investments. This could adversely affect the ability of the Fund to fund subsequent repurchase requests of shareholders or to conduct future repurchases at all. In addition, substantial repurchases of Shares could result in a sizeable decrease in the Fund’s net assets, resulting in an increase in the Fund’s total annual operating expense ratios.

14.	The following is added at the end of the “Investment Objectives and Policies—A. Fundamental Investment Restrictions of the Fund” Section in the SAI:

In addition, the Fund has adopted a fundamental policy that it will make quarterly repurchase offers pursuant to Rule 23c-3 of the 1940 Act, as such rule may be amended from time to time, for between 5% and 25% of the Shares outstanding at NAV (minus any applicable early repurchase fee), unless suspended or postponed in accordance with regulatory requirements, and each repurchase pricing shall occur no later than the 14th day after the Repurchase Request Deadline (as defined below), or the next business day if the 14th day is not a business day. The Fund will repurchase Shares that are tendered by a specific date (the “Repurchase Request Deadline”), which will be established by the Board in accordance with Rule 23c-3, as amended from time to time. Rule 23c-3 requires the Repurchase Request Deadline to be no less than 21 and no more than 42 days after the Fund sends notification to shareholders of the repurchase offer.

15.	The following replaces the “Repurchases of Shares” Section in the SAI:

REPURCHASES OF SHARES

Repurchases

The Fund does not currently intend to list its Shares on any securities exchange and does not expect any secondary market for them to develop in the foreseeable future. Accordingly, a Shareholder may not be able to sell its Shares when and/or in the amount that the Shareholder desires. No Shareholder will have the right to require the Fund to repurchase such Shareholder’s Shares or any portion thereof. Shareholders may not exchange their Shares of the Fund for shares of any other registered investment company. Because no public market exists for the Shares, and none is expected to develop in the foreseeable future, Shareholders will not be able to liquidate their investment, other than through the Fund’s share repurchase program, or, in limited circumstances, as a result of transfers of Shares to other investors. Thus, the Shares are appropriate only as a long-term investment. In addition, the Fund’s repurchase offers may subject the Fund and Shareholders to special risks.

To provide Shareholders with limited liquidity, the Fund is structured as an “interval fund” and intends to conduct quarterly offers to repurchase between 5% and 25% of its outstanding Shares at NAV (minus any applicable early repurchase fee), pursuant to Rule 23c-3 under the 1940 Act, unless such offer is suspended or postponed in accordance with regulatory requirements (as discussed below). In connection with any given repurchase offer, it is expected that the Fund will offer to repurchase the minimum amount of 5% of its outstanding Shares. The offer to purchase Shares on a quarterly basis is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). The Repurchase Offer Notice is sent to Shareholders at least 21 calendar days and no more than 42 calendar days before the Repurchase Request Deadline. The Fund expects to determine the NAV applicable to repurchases no later than the Repurchase Pricing Date. The Fund will distribute payment to Shareholders no later than seven calendar days after the Repurchase Pricing Date. The quarterly repurchases will commence in the months of March, June, September and December, and expects to make its initial repurchase within two full quarters after the Effective Date, with payment being distributed to Shareholders within the time period discussed above.

Repurchases of Shares by the Fund will be paid in cash.

The Fund also has the right to repurchase all of a shareholder’s Shares at any time if the aggregate value of such shareholder’s Shares is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund.

The Board of Trustees, or a committee thereof, in its sole discretion, will determine the number of Shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for a given Repurchase Request Deadline. The Repurchase Offer Amount, however, will be no less than 5% and no more than 25% of the total number of Shares outstanding on the Repurchase Request Deadline.

If Shareholders tender for repurchase more than the Repurchase Offer Amount for a given repurchase offer, the Fund may, but is not required to, repurchase an additional number of Shares not to exceed 2.00% of the outstanding Shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if Shareholders tender Shares in an amount exceeding the Repurchase Offer Amount plus 2.00% of the outstanding Shares on the Repurchase Request Deadline, the Fund will repurchase the Shares on a pro rata basis.

Mandatory Repurchases and Redemptions

As noted in the prospectus, the Fund may also repurchase and/or redeem Shares of a shareholder or any person acquiring Shares from or through a shareholder under certain circumstances, in accordance with the terms of its Declaration of Trust and the 1940 Act, including Rule 23c-2 under the 1940 Act. Such mandatory redemptions may be made if:

•	the Shares have been transferred to or vested in any person other than by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a shareholder or with the consent of the Fund, as described below;

•	ownership of Shares by a shareholder or other person is likely cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the U.S. or any other relevant jurisdiction;

•	continued ownership of Shares by a shareholder may be harmful or injurious to the business or reputation of the Fund, the Board, the Adviser or any of their affiliates, or may subject the Fund or any shareholder to an undue risk of adverse tax or other fiscal consequences; or

•	with respect to a shareholder subject to special laws or compliance requirements, such as those imposed by ERISA, the U.S. Bank Holding Company Act of 1956, as amended or certain Federal Communication Commission regulations (collectively, “Special Laws or Regulations”), the shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold any Shares.

In the event that the Adviser or any of its affiliates hold Shares in the capacity of a shareholder, the Shares may be tendered for repurchase in connection with any repurchase offer made by the Fund. Shareholders who require minimum annual distributions from a retirement account through which they hold Shares should consider the Fund’s schedule for repurchase offers and submit repurchase requests accordingly.

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This Supplement should be retained with your Prospectus and SAI for future reference.